Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sprague Resources LP 2013 Long Term Incentive Plan of our report dated March 27, 2013, with respect to the consolidated financial statements of Sprague Operating Resources LLC and our report dated July 22, 2013, with respect to the financial statements of the Sprague Resources LP included in its Registration Statement and related Prospectus (Form S-1 No. 333-175826), filed with the Securities and Exchange Commission on October 25, 2013.

/s/ Ernst and Young LLP

New York, New York

October 25, 2013